 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-259784
P R O S P E C T U S  S U P P L E M E N T
(to Prospectus dated October 13, 2021)
4,000,000 Shares
Victory Capital Holdings, Inc.
Class A Common Stock
The selling stockholders named in this prospectus supplement are offering 4,000,000 shares of Class A common stock of Victory Capital Holdings, Inc. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.
Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “VCTR.” On November 17, 2021, the closing sale price of our Class A common stock as reported on NASDAQ was $36.10 per share.
The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of our Class A common stock.
	Per Share	Total
Public offering price	$34.00	$136,000,000
Underwriting discounts and commissions(1)	$1.36	$5,440,000
Proceeds to selling stockholder, before expenses	$32.64	$130,560,000

(1)
We have agreed to reimburse the underwriters for certain expenses incurred in connection with the offering. See “Underwriting.”

Investing in our Class A common stock involves risks. You should carefully consider the risk factors referred to in the section titled “Risk Factors” on page S-9 of this prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus supplement before investing in our Class A common stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares on or about November 22, 2021.
Joint Book-Running Managers
BofA Securities	Goldman Sachs & Co. LLC
RBC Capital Markets	UBS Investment Bank
Co-Managers
BMO Capital Markets	B. Riley	Keef, Bruyette & Woods	Morgan Stanley	Piper Sandler
A Stifel Company
Prospectus Supplement dated November 17, 2021.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts, a prospectus supplement and an accompanying prospectus, dated October 13, 2021. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing the SEC’s “shelf” registration process. The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.
Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Information Incorporated by Reference.”
The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Neither the selling stockholders nor the underwriters are making an offer of our common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock. None of us, the selling stockholders or the underwriter are making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.
In this prospectus supplement, when we refer to
“AUM,” we are referring to our assets under management;
“Company,” “we,” “our” or “us,” we are referring to Victory Capital Holdings, Inc. and its consolidated subsidiaries, except where otherwise stated or where it is clear that the term means only Victory Capital Holdings, Inc. exclusive of its subsidiaries;
“Crestview,” we are referring to Crestview Advisors, L.L.C.;
“Crestview GP,” we are referring to Crestview Partners II GP, L.P.;
“Crestview Victory,” we are referring to Crestview Victory, L.P.;
“ETFs,” we are referring to exchange traded funds;
“VCM,” we are referring to Victory Capital Management Inc., our wholly owned registered investment adviser;
“VCS,” we are referring to Victory Capital Services, Inc., our broker dealer subsidiary registered with the SEC (formerly known as Victory Capital Advisors, Inc.); and
“VictoryShares,” we are referring to Victory’s ETF brand.

Unless otherwise specified herein or the context otherwise requires, all references to “$” in this prospectus supplement refer to U.S. dollars.
None of us, the selling stockholders or the underwriters (or any of their respective affiliates) have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement or any free writing prospectus prepared by us or on our behalf. None of us, the selling stockholders or the underwriters (or any of their respective affiliates) take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this prospectus supplement or any free writing prospectus prepared by us or on our behalf. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted.
You should assume that the information appearing in or incorporated by reference into this prospectus supplement or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
Supplemental Non-GAAP Financial Information
We use non-GAAP performance measures to evaluate the underlying operations of our business. Due to our acquisitive nature, there are a number of acquisition and restructuring related expenses included in GAAP measures that we believe distort the economic value of our organization and we believe that many investors use this non-GAAP information when assessing the financial performance of companies in the investment management industry. We have included these non-GAAP measures to provide investors with the same financial metrics used by management to assess the operating performance of our company. The non-GAAP measures we report are Adjusted EBITDA and Adjusted Net Income.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Our non-GAAP measures may differ from similar measures at other companies, even if similar terms are used to identify these measures.

SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement. It does not contain all of the information that you should consider before investing in shares of our Class A common stock. Before making an investment decision, you should carefully read this entire prospectus supplement, including the factors described or referred to under the heading “Risk Factors” herein, in our 2020 Form 10-K (our “Annual Report”) and in the detailed information that is incorporated into this prospectus supplement by reference to our Annual Report.
COMPANY OVERVIEW
We are a diversified global asset management firm with $162.6 billion in AUM as of October 31, 2021. We operate a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.
We provide specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Platform, we offer a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions, private funds, and a 529 Education Savings Plan. As of September 30, 2021, our Franchises and our Solutions Platform collectively managed a diversified set of 124 investment strategies for a wide range of institutional and retail clients and direct investors.
Victory Capital Holdings, Inc. was incorporated as a Delaware corporation in February 2013, for the purpose of acquiring VCM and VCS from KeyCorp, which occurred on August 1, 2013. VCM was previously a subsidiary of KeyCorp. Originally founded as Cleveland Trust in 1894, it was ultimately rebranded as Victory Capital Management in 2001, and served as the investment management division of KeyCorp.
Our principal business office is located at 15935 La Cantera Parkway, San Antonio, TX 78256. Our website address is www.ir.vcm.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus supplement, and you should not consider it to be part of this prospectus supplement.
RECENT DEVELOPMENTS
WestEnd Advisors Acquisition
On November 4, 2021, we entered into a definitive agreement to purchase 100% of the equity interests of WestEnd Advisors, LLC (“WestEnd”), on the terms and subject to the conditions in that agreement. Founded in 2004, and headquartered in Charlotte, North Carolina, WestEnd provides financial advisors with a turnkey, core model allocation strategy for either a holistic solution or complementary source of alpha. With approximately $18 billion in assets as of September 30, 2021, the firm offers four primary ETF strategies and one large cap core strategy, all in tax efficient Separately Managed Account (SMA) structures. WestEnd would become our 12th Investment Franchise.
The aggregate purchase price to be paid by the Company is (i) $480 million in cash, payable at the closing of the WestEnd acquisition and (ii) contingent earn-out payments based on the net revenue of the WestEnd business during each of the first four years following the closing, subject to certain “catch-up” provisions over the five-and-one-half year period following the closing. A maximum of $320 million ($80 million per year) in earn-out payments may be paid. The purchase price is subject to adjustments based on the level of client consents received, net working capital, debt, cash and unpaid transaction expenses. The WestEnd acquisition is expected to close by the end of 2021, and is subject to customary approvals, conditions and consents.
In connection with entering into the WestEnd purchase agreement, we secured commitments for a $505.0 million senior secured incremental first lien term loan B facility. The availability of the incremental facility is subject to the satisfaction of certain customary conditions precedent. Neither the closing of the incremental facility, nor the receipt of any other financing, is a condition to the WestEnd acquisition. As of

September 30, 2021, the Company had $646.2 million of outstanding terms loans under its existing credit agreement. On a pro forma basis, assuming the incurrence of the indebtedness in connection with the WestEnd acquisition, the Company would have had $1.2 billion of outstanding term loans as of September 30, 2021.
New Energy Capital Acquisition
On November 1, 2021, we completed our previously announced acquisition of New Energy Capital Partners (“NEC”). Founded in 2004 and based in Hanover, New Hampshire, NEC is an alternative asset management firm focused on debt and equity investments in clean energy infrastructure projects and companies.
Proposed Elimination of Dual-Class Share Structure
On September 27, 2021, we announced that our board of directors approved amendments to our corporate charter and bylaws to eliminate our dual-class share structure. The charter amendment proposal is subject to stockholder approval at a Special Meeting of Stockholders to be held on November 19, 2021.
Currently, we have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B shares are identical, except for voting and conversion rights. Each Class A share is entitled to one vote, and each Class B share is entitled to ten votes. Each Class B share is currently convertible at any time, at the option of the holder, into one Class A share.
Crestview GP, the RCP Entities and the Company’s employee shareholders committee, who collectively have stock ownership with sufficient voting power to control the outcome of voting for the proposal, intend to vote in favor of the charter amendment proposal. Upon approval of the charter amendment, each Class B share would convert into one Class A share, and the Company would have a single class of common stock. As of October 31, 2021, we had 16,337,956 shares of Class A common stock outstanding and 51,764,082 shares of Class B common stock outstanding. On a pro forma basis assuming the elimination of the dual-class share structure, we would have had 68,102,038 shares of Class A common stock outstanding and 0 shares of Class B common stock outstanding as of October 31, 2021.
Increased Quarterly Cash-Dividend
On November 4, 2021, our board of directors declared an increase in our quarterly cash dividend, which was raised to $0.17 per share from $0.15 per share in the prior quarter. The dividend is payable on December 27, 2021, to stockholders of record on December 10, 2021.

THE OFFERING
The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you.
Class A common stock offered by the selling stockholders
4,000,000 shares.
Underwriters’ option to purchase additional shares
The underwriters have an option to purchase up to 600,000 additional shares of our Class A common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus supplement.
Use of proceeds
We will not receive any proceeds from the sale of the Class A common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our Class A common stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Selling Stockholders.”
Dividend policy
We intend to continue to pay dividends to holders of our Class A common stock. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. See “Dividend Policy.”
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” herein, in the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report, before deciding to invest in our Class A common stock.
NASDAQ trading symbol
“VCTR.”

Summary Historical Consolidated Financial and Other Data
Set forth below is our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and December 31, 2019 has been derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement. The summary historical financial data as of September 30, 2021 and September 30, 2020 and for the nine months ended September 30, 2021 and September 30, 2020 has been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial statements were prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information. The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.
The summary historical consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the section entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in the Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports, each of which is incorporated by reference in this prospectus supplement.
($ in thousands, except per share data as noted)	Year Ended December 31, 2019	Year Ended December 31, 2020	Nine Months Ended September 30, 2020(1)	Nine Months Ended September 30, 2021(1)
GAAP Statement of Operations Data:
Investment management fees	$466,802	$562,036	$414,153	$499,672
Fund administration and distribution fees	145,571	213,315	160,810	161,471
Total revenue	612,373	775,351	574,963	661,143
Income from operations	$164,620	$314,713	$237,030	$284,021
Other expense	(43,932)	(36,173)	(31,066)	(18,902)
Income before income taxes	120,688	278,540	205,964	265,119
Net income	92,491	212,522	157,627	208,647
GAAP operating margin	26.9%	40.6%	41.2%	43.0%
Basic earnings per share	$1.37	$3.14	$2.33	$3.08
Diluted earnings per share	$1.26	$2.88	$2.14	$2.81
($ in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020	Nine Months Ended September 30, 2020(1)	Nine Months Ended September 30, 2021(1)
Balance Sheet Data:
Total assets	$1,753,309	$1,730,729	$1,753,991	$1,791,030
Total debt(2)	924,539	769,009	815,877	633,897
Total liabilities	1,215,438	1,023,188	1,094,434	923,363
Total equity	537,871	707,541	659,557	867,667

(1)
Unaudited.

(2)
Balances at December 31, 2019 and December 31, 2020 are shown net of unamortized loan discount and debt issuance costs in the amount of $27.5 million and $19.2 million, respectively. The gross principal amount of outstanding term loans under our credit agreement was $952.0 million as of December 31, 2019 and $788.2 million as of December 31, 2020. Balances at September 30, 2020 and September 30, 2021 are shown net of unamortized loan discount and debt issuance costs in the amount of $21.3 million and $12.3 million, respectively. The gross principal amount of outstanding term loans under our credit agreement was $837.2 million as of September 30, 2020.
On February 18, 2021, the Company amended its credit agreement and repriced the existing term loans with replacement term loans in an aggregate principal amount of $755.7 million. As of September 30, 2021, the gross principal amount of outstanding term loans was $646.2 million. See “Recent Developments — WestEnd Advisors Acquisition” regarding the $505.0 million of additional debt we expect to incur to fund the WestEnd acquisition.
Non-GAAP Statement of Operations Data and Other Data: (in thousands)	Year Ended December 31, 2019(1)	Year Ended December 31, 2020(1)	Nine Months Ended September 30, 2020(1)	Nine Months Ended September 30, 2021(1)
Adjusted EBITDA	$268,787	$377,311	$273,479	$334,059
Adjusted EBITDA Margin(2)	43.9%	48.7%	47.6%	50.5%
Adjusted Net Income	172,803	258,499	186,711	242,617
Tax benefit of goodwill and acquired intangibles	$20,324	$26,992	$20,218	$20,754
Other Operating Data
AUM at period end	151,832	147,241	132,662	159,889

(1)
Unaudited

(2)
Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenue.

The following table sets forth a reconciliation from GAAP financial measures to non-GAAP measures for the periods indicated:
(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2021
Reconciliation of Non-GAAP Financial Measures:
Net income (GAAP)	$92,491	$212,522	$157,627	$208,647
Income tax expense	(28,197)	(66,018)	(48,337)	(56,472)
Income before income taxes	$120,688	$278,540	$205,964	$265,119
Interest expense(1)	40,706	33,724	26,292	18,957
Depreciation(2)	2,995	3,551	2,444	4,463
Other business taxes(3)	1,484	(2,556)	(2,821)	1,274
Amortization of acquisition-related intangible assets(4)	20,878	12,830	9,708	8,993
Stock-based compensation(5)	14,849	15,020	11,246	10,611
Acquisition, restructuring and exit costs(6)	56,751	29,463	15,559	19,358
Debt issuance costs(7)	13,119	6,546	5,087	5,057
(Earnings) losses from equity method investments(8)	(2,683)	193	—	227
Adjusted EBITDA	$268,787	$377,311	$273,479	$334,059

(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2021
Reconciliation of Non-GAAP Financial Measures:
Net income (GAAP)	$92,491	$212,522	$157,627	$208,647
Adjustments to reflect the operating performance of the Company:
i. Other business taxes(3)	1,484	(2,556)	(2,821)	1,274
ii. Amortization of acquisition-related intangible assets(4)	20,878	12,830	9,708	8,993
iii. Stock-based compensation(5)	14,849	15,020	11,246	10,611
iv. Acquisition, restructuring and exit costs(6)	56,751	29,463	15,559	19,358
v. Debt issuance costs(7)	13,119	6,546	5,087	5,057
Tax effect of above adjustments(9)	(26,769)	(15,326)	(9,695)	(11,323)
Adjusted Net Income	172,803	258,499	186,711	242,617
Tax benefit of goodwill and acquired intangibles(10)	$20,324	$26,992	$20,218	$20,754

Adjustments made to GAAP Net Income to calculate Adjusted EBITDA and Adjusted Net Income, as applicable, are:
(1)
Adding back interest paid on debt and other financing costs, net of interest income.

(2)
Adding back depreciation on property and equipment.

(3)
Adding back other business taxes.

(4)
Adding back amortization expense on acquisition-related intangible assets.

(5)
Adding back stock-based compensation associated with equity awards issued from pools created in connection with the management-led buyout and various acquisitions and as a result of equity grants related to the IPO.

(6)
Adding back direct incremental costs of acquisitions, including restructuring costs.

(7)
Adding back debt issuance costs.

(8)
We adjust for earnings/losses on equity method investments.

(9)
Subtracting an estimate of income tax expense applied to the sum of the adjustments above.

(10)
Represents the tax benefits associated with deductions allowed for intangible assets and goodwill generated from prior acquisitions in which we received a step-up in basis for tax purposes. Acquired intangible assets and goodwill may be amortized for tax purposes, generally over a 15-year period. The tax benefit from amortization on these assets is included to show the full economic benefit of deductions for all acquired intangible assets with a step-up in tax basis. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets and goodwill provide us with a significant supplemental economic benefit.

RISK FACTORS
Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described below as well as those contained under the heading “Risk Factors” in our Annual Report, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our Annual Report, all of which are incorporated by reference in this prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our Class A common stock to decline. You could lose all or part of your investment.
Risks Related to this Offering and Ownership of Our Class A Common Stock
Prior to this offering, a relatively large percentage of our common stock has been concentrated with a small number of stockholders, and following this offering, a substantial portion may continue to be concentrated with a small number of stockholders. This concentration could increase the volatility in our stock trading and affect our share price.
Prior to this offering, a large percentage of our common stock has been held by a limited number of stockholders. Following this offering, a substantial portion may continue to be concentrated with a small number of stockholders. If our larger stockholders liquidate their positions, including as a result of this offering, it could cause significant fluctuation in the share price of our common stock. Public companies with a relatively concentrated level of institutional stockholders, such as we have, often have difficulty generating trading volume in their stock, which may increase the volatility in the price of our common stock.
The market price of our Class A common stock is likely to be volatile and could decline, and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.
The stock market in general has been highly volatile, and you may not be able to resell your shares at or above the price paid in this offering, in response to a number of factors such as those listed in “Risk Factors” included in our Annual Report and incorporated herein by reference and the following, most of which we cannot control:
•
our operating and financial performance and prospects and the performance of other similar companies;

•
our quarterly or annual earnings or those of other companies in our industry;

•
conditions that impact demand for our products and services;

•
the public’s reaction to our press releases, financial guidance and other public announcements, and filings with the SEC;

•
changes in earnings estimates or recommendations by securities or research analysts who track our Class A common stock;

•
market and industry perception of our level of success in pursuing our growth strategy;

•
strategic actions by us or our competitors, such as acquisitions or restructurings;

•
changes in government and other regulations; changes in accounting standards, policies, guidance, interpretations or principles;

•
departure of key personnel;

•
the number of shares publicly traded;

•
sales of Class A common stock by us, our investors or members of our management team; and

•
changes in general market, economic and political conditions in the U.S. and global economies or financial markets, including those resulting from natural disasters, telecommunications failures, cyber-attacks, civil unrest in various parts of the world, acts of war, terrorist attacks or other catastrophic events.

Any of these factors may result in large and sudden changes in the trading volume and market price of our Class A common stock.
Following periods of volatility in the market price of a company’s securities, stockholders often file securities class-action lawsuits against such company. Our involvement in a class-action lawsuit could divert our senior management’s attention and, if adversely determined, could have a material and adverse effect on our business, financial condition and results of operations.
Our ability to continue pay regular dividends is subject to our board’s discretion and Delaware law.
We intend to continue to pay dividends to holders of our common stock as described in “Dividend Policy.” Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. In making decisions regarding our quarterly dividends, we consider general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions (including under the terms of our credit agreement) and legal, tax, regulatory and such other factors as we may deem relevant.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Class A common stock relies in part on the research and reports that securities or industry analysts publish about us or our business. If there is no coverage of us by securities or industry analysts, the trading price for our shares could be negatively impacted. In the event we obtain securities or industry analyst coverage and if one or more of these analysts downgrades our shares or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our shares could decrease, which could cause our stock price or trading volume to decline.
Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.
After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
After this offering, sales of substantial amounts of our Class A common stock in the public market, or the perception that these sales could occur, which could cause the market price of our Class A common stock to decline.
In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition or employee arrangement, or in certain other circumstances. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our Class A common stock to decline.
Provisions in our charter documents could discourage a takeover that stockholders may consider favorable.
Certain provisions in our governing documents could make a merger, tender offer or proxy contest involving us difficult, even if such events would be beneficial to the interests of our stockholders. Among other things, these provisions:
•
permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•
authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a shareholder rights plan;

•
provide that our board of directors is expressly authorized to amend or repeal any provision of our bylaws;

•
restrict the forum for certain litigation against us to Delaware;

•
establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual shareholder meetings;

•
establish a classified board of directors with three classes of directors and the removal of directors only for cause;

•
require that actions to be taken by our stockholders be taken only at an annual or special meeting of our stockholders, and not by written consent, once Crestview GP owns 50% or less of the voting power of our outstanding capital stock;

•
establish certain limitations on convening special shareholder meetings; and

•
restrict business combinations with interested stockholders.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits.
We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Start-ups Act, or the JOBS Act, enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation (including Chief Executive Officer pay ratio disclosure) in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.
We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information provided by other public companies. We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are at least $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other things, the market value of our common equity securities held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in nonconvertible debt securities during the preceding three-year period. Our 2019 acquisition of USAA Investments could accelerate the timing of when we cease to be an emerging growth company to a period shorter than the fifth anniversary of our IPO. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. Any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.
We cannot predict whether investors will find our Class A common stock less attractive if we choose to rely on one or more of the exemptions described above. If investors find our Class A common stock less attractive as a result of any decisions to reduce future disclosure, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
Failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, operating results and stock price.
Section 404 of the Sarbanes-Oxley Act and related SEC rules require that we perform an annual management assessment of the design and effectiveness of our internal control over financial reporting. Our assessment concluded that our internal control over financial reporting was effective as of December 31, 2020; however, there can be no assurance that we will be able to maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time in future periods. Accordingly, we cannot assure that we will be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal control is necessary for us to produce reliable financial reports and is important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our Class A common stock could drop significantly.
Future offerings of debt or equity securities may rank senior to our Class A common stock.
If we decide to issue debt securities in the future, which would rank senior to shares of our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. We may also issue preferred equity, which will have superior rights relative to our common stock, including with respect to voting and liquidation.
Furthermore, if our future access to public markets is limited or our performance decreases, we may need to carry out a private placement or public offering of our Class A common stock at a lower price than the price at which investors purchased their shares.
Because our decision to issue debt, preferred or other equity or equity-linked securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their shareholdings in us.
Crestview GP will continue to have significant influence on us following the offering, and its interests may conflict with ours or other stockholders’ in the future.
Following this offering but prior to the conversion of the Class B common stock to Class A common stock as a result of the proposed elimination of our dual-class structure, Crestview GP will beneficially own 47.2% of our common stock through its beneficial ownership of our Class B common stock and 64.5% of the total voting power of our outstanding common stock and unvested restricted stock (assuming no exercise of the underwriters' option). Following the closing of this offering and the conversion of the Class B common stock to Class A common stock (assuming no exercise of the underwriters’ option and that the proposal to eliminate our dual-class structure is approved at the Special Meeting), Crestview GP will beneficially own 47.2% of our common stock and total voting power of our outstanding common stock and unvested restricted stock. As a result, Crestview GP will continue to have significant influence over the election of the members of our board of directors and thereby significant influence over our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock (including the Class A common stock), the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions. Crestview GP will also have significant influence over the outcome of matters requiring stockholder approval, including a change in control of us or a change in the composition of our board of directors. This concentration of voting power could deprive other stockholders of an opportunity to receive a premium for shares of their Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock. Further, the interests of Crestview GP may not in all cases be aligned with other stockholders’ interests.
In addition, Crestview GP may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to other stockholders. For example, Crestview GP could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. Crestview GP is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation provides that none of Crestview GP or Reverence Capital or any of their respective affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Crestview GP or Reverence Capital also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us, which could have an adverse effect on our growth prospects.

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the information incorporated by reference in this prospectus supplement include forward-looking statements that involve risks and uncertainties. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus supplement and the information incorporated by reference in this prospectus supplement.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following:
•
reductions in AUM based on investment performance, client withdrawals, difficult market conditions and other factors such as a pandemic;

•
the nature of our contracts and investment advisory agreements;

•
our ability to maintain historical returns and sustain our historical growth;

•
our dependence on third parties to market our strategies and provide products or services for the operation of our business;

•
our ability to retain key investment professionals or members of our senior management team;

•
our reliance on the technology systems supporting our operations;

•
our ability to successfully acquire and integrate new companies, including WestEnd;

•
the concentration of our investments in long-only small- and mid-cap equity and U.S. clients;

•
risks and uncertainties associated with non-U.S. investments;

•
our efforts to establish and develop new teams and strategies;

•
the ability of our investment teams to identify appropriate investment opportunities;

•
our ability to limit employee misconduct;

•
our ability to meet the guidelines set by our clients;

•
our exposure to potential litigation (including administrative or tax proceedings) or regulatory actions;

•
our ability to implement effective information and cyber security policies, procedures and capabilities;

•
our substantial indebtedness;

•
the potential impairment of our goodwill and intangible assets;

•
disruption to the operations of third parties whose functions are integral to our ETF platform;

•
our determination that we are not required to register as an “investment company” under the Investment Company Act of 1940;

•
the fluctuation of our expenses;

•
our ability to respond to recent trends in the investment management industry;

•
the level of regulation on investment management firms and our ability to respond to regulatory developments;

•
the competitiveness of the investment management industry;

•
the level of influence over us retained by Crestview GP;

•
our status as an emerging growth company; and

•
other risks and factors listed under “Risk Factors” and elsewhere in this prospectus supplement.

In light of these risks, uncertainties and other factors, the forward-looking statements contained in this prospectus supplement and the information incorporated by reference into this prospectus supplement might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the date made, and we and the selling stockholders undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. Net proceeds from the sale of the shares of Class A common stock will be received by the selling stockholders including from any exercise by the underwriters of their option to purchase additional shares. The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of the Class A common stock, and we will bear the remaining expenses. See “Selling Stockholders.”

DIVIDEND POLICY
In 2019, the Company announced the initiation of quarterly cash dividends and paid its first quarterly dividend in September of that year. During 2021, the Company’s board of directors authorized three increases in the quarterly cash dividend. On November 4, 2021, the Company’s board of directors declared a quarterly cash dividend of $0.17 per share, which is to be payable on December 27, 2021 to stockholders of record on December 10, 2021.
Holders of restricted stock awards on the Company’s Class A and Class B common stock that are unvested at the time quarterly dividends are declared are entitled to be paid these dividends as and when the restricted stock vests. Potential future dividend payments will be at the sole discretion of our board of directors and will depend upon then-existing conditions, including capital requirements to execute our growth strategy, results of operations, financial condition, projected cash flow, and terms associated with our current credit facility or any future financing.

SELLING STOCKHOLDERS
The following table sets forth information with respect to the current beneficial ownership of the selling stockholders, the number of shares of Class A common stock being offered hereby by the selling stockholders and information with respect to shares to be beneficially owned by the selling stockholders after completion of this offering.
The number of shares and percentages of beneficial ownership set forth below are based on beneficial ownership as of October 31, 2021 and are based on the number of shares of our Class A common stock issued and outstanding as of October 31, 2021. The number of shares and percentages of beneficial ownership after this offering set forth below assume the selling stockholders sell the number of shares set forth in the table below.
To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. These shares, and shares of unvested restricted stock (which have voting rights but are subject to future vesting based on time or performance criteria), are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership and voting of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership or voting of any other person.
Name	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned Following the Offering(2)				Shares Beneficially Owned Following the Offering and Elimination of the Dual-Class Structure
	Number of Shares(1)	% of Total Common Stock	% of Total Voting Power(1)	Shares to be Sold in the Offering	Number of Shares	% of Total Common Stock	% of Total Voting Power	Number of Shares	% of Total Common Stock / Voting Power
Crestview Victory(3)	35,251,136	51.8%	66.0%	3,135,259	32,115,877	47.2%	64.5%	32,115,877	47.2%
Crestview(3)	10,928	*	*	972	9,956	*	*	9,956	*
Reverence Capital Partners Opportunities Fund I, L.P.(4)	3,456,070	5.1%	6.5%	307,385	3,148,685	4.6%	6.3%	3,148,685	4.6%
Reverence Capital Partners Opportunities Fund I (Cayman), L.P.(4)	2,873,496	4.2%	5.4%	255,571	2,617,925	3.8%	5.3%	2,617,925	3.8%
Reverence Capital Partners Opportunities Fund I (AI), L.P.(4)	55,259	*	*	4,915	50,344	*	*	50,344	*
RCP Lake Co-Invest, L.P.(4)	3,326,915	4.9%	6.2%	295,898	3,031,017	4.5%	6.1%	3,031,017	4.5%

*
Represents beneficial ownership of less than 1%.

(1)
All shares presently held are shares of Class B common stock. Each share of Class B common stock is convertible, at any time at the option of the holder, into one share of Class A common stock. Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, calculated on the basis of beneficial ownership. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock. The Class A common stock and Class B common stock vote together as a single class on all matters unless otherwise required by our amended and restated certificate of incorporation or amended and restated bylaws. Each share of Class B common stock converts automatically into one share of Class A common stock automatically upon transfer, subject to certain exceptions. Each share of Class B Common Stock will convert automatically into a share of Class A Common Stock on the date on which the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate combined number of outstanding shares of Class A Common Stock and Class B Common Stock. On September 27, 2021, the Company announced that its board of directors approved amendments to its corporate charter and bylaws to eliminate the Company’s dual-class share structure. The charter amendment is subject to shareholder approval at a Special Meeting of Stockholders to be held on November 19, 2021. See “Recent Developments—Proposed Elimination of Dual-Class Share Structure.”

(2)
The table assumes no exercise by the underwriters of their option to purchase additional shares.

(3)
The selling stockholders are Crestview Victory and Crestview. Crestview provides investment advisory and management services to certain Crestview entities. Crestview Victory GP, LLC is the general partner of Crestview Victory. Crestview Partners II, L.P., Crestview Partners II (TE), L.P., Crestview Partners II (FF), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the “Crestview Funds”) are members of Crestview Victory GP, LLC and limited partners of Crestview Victory. Crestview GP is the general partner of each of the Crestview Funds. Crestview GP and the Crestview Funds may be deemed to be beneficial owners of the shares owned directly by Crestview Victory. Crestview GP has voting and investment control over such shares. Decisions by Crestview GP to vote or dispose of such shares require the approval of a majority of the members of its investment committee and the chairman of the investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of such shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Crestview, 590 Madison Avenue, 42nd Floor, New York, NY 10022.

(4)
The selling stockholders are Reverence Capital Partners Opportunities Fund I, L.P., Reverence Capital Partners Opportunities Fund I (Cayman), L.P., and Reverence Capital Partners Opportunities Fund I (AI), L.P. (collectively, the “Reverence Capital Funds”) and RCP Lake Co-Invest, L.P. RCP GenPar Holdco LLC is the general partner of each of the Reverence Capital Funds and RCP Co-Invest GP LLC is the general partner of RCP Lake Co-Invest, L.P. RCP GenPar Holdco LLC and RCP Co-Invest GP LLC ( the “RCP Entities”) may be deemed to be the beneficial owners of the shares owned directly by the Reverence Capital Funds and RCP Lake Co-Invest, L.P. The RCP Entities have voting and investment control over such shares. Decisions by each of the RCP Entities to vote or dispose of such shares require the approval of a majority of the three members of the investment committee, which is composed of the following individuals: Milton Berlinski, Peter Aberg and Alexander Chulack. None of the foregoing persons has the power individually to vote or dispose of such shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Reverence Capital Partners, 10 East 53rd Street, 14th Floor, New York, NY 10022.

CERTAIN UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our Class A common stock sold pursuant to this offering.
A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:
•
an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not address all aspects of United States federal income and estate taxes and does not deal with non-U.S., state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. This discussion also does not address any tax consequences arising under the Medicare contribution tax on net investment income. Except where noted, this summary deals only with Class A common stock that is held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address all United States federal income tax consequences relevant to a non-U.S. holder subject to special treatment under the United States federal income tax laws (including United States expatriates, certain qualified foreign pension funds, “controlled foreign corporations,” “passive foreign investment companies” or partnerships or other pass-through entities for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction or any applicable income tax treaty.
Dividends
As described in the section entitled “Dividend Policy,” we intend to pay dividends to holders of our Class A common stock on a quarterly basis. Such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.
A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete an Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or other applicable documentation) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes, and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on its net gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, the gain realized by such non-U.S. holder may be subject to the branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which may be offset by United States-source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.
With respect to the third bullet point immediately above, we believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes.
Federal Estate Tax
Class A common stock held by an individual non-U.S. holder at the time of death will be included in such non-U.S. holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding
Information reporting generally will apply to the amount of dividends paid to each non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will be subject to backup withholding for dividends paid to such non-U.S. holder unless it certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.
Proceeds of a disposition of our Class A common stock conducted through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding. However, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock and, the gross proceeds from such sale or other disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

UNDERWRITING
BofA Securities, Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers and representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
BofA Securities, Inc.	1,150,000
Goldman Sachs & Co. LLC	1,150,000
RBC Capital Markets, LLC	540,000
UBS Securities LLC	460,000
BMO Capital Markets Corp.	140,000
B. Riley Securities, Inc.	140,000
Keef, Bruyette & Woods, Inc.	140,000
Morgan Stanley & Co. LLC	140,000
Piper Sandler & Co.	140,000
Total	4,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.81600 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
	Per Share	Without Option	With Option
Public offering price	$34.00	$136,000,000	$156,400,000
Underwriting discount	$1.36	$5,440,000	$6,256,000
Proceeds, before expenses, to the selling stockholders	$32.64	$130,560,000	$150,144,000

The expenses of the offering, not including the underwriting discount, are estimated at $0.7 million and are payable by us. The underwriters have agreed to reimburse the selling stockholders for certain out-of-pocket and other expenses related to this offering.
Option to Purchase Additional Shares
The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 600,000 additional shares at the public offering price, less the underwriting discount, from the selling stockholders. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers, directors and selling stockholders have agreed with the underwriters, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement (the “lock-up period”), without first obtaining the written consent of the representatives of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
•
offer, pledge, sell or contract to sell any common stock,

•
sell any option or contract to purchase any common stock,

•
purchase any option or contract to sell any common stock,

•
grant any option, right or warrant for the sale of any common stock,

•
otherwise dispose of or transfer any common stock,

•
file, request or demand that we file, a registration statement related to the common stock, or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, common stock. It also applies to common stock owned now or acquired later by the person executing the agreement (subject to certain exceptions for shares acquired on the open market) or for which the person executing the agreement later acquires the power of disposition other than a sale by the selling stockholders pursuant to this offering (collectively, the “lock-up securities”).
Notwithstanding the foregoing, and subject to the conditions below, the lock-up party may transfer the lock-up securities without the prior written consent of the representatives of the underwriters, provided that (1) the representatives receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be except for an aggregate of $2.3 million of common stock owned by Crestview Victory, L.P., which may be donated to charitable organizations without the need for the representatives of the underwriters to receive such a lock-up agreement, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act, except for a Form 4 to be filed substantially concurrently with this offering to reflect the transfer of approximately 765,000 shares of common stock pursuant to subsection (3) below and (4) the lock-up party does not otherwise voluntarily effect any public filing or report regarding such transfers:
(1)   as a bona fide gift, including gifts to charitable organizations (including family foundations), or gifts for bona fide estate planning purposes;
(2)   to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party (for purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(3)   as a distribution to limited partners, members, stockholders or other equityholders or to the estate of any such limited partners, members, stockholders or other equityholders of the lock-up party;
(4)   to the lock-up party’s affiliates or to any investment fund or other entity controlled or managed by the lock-up party; or
(5)   by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the lock-up party.
Furthermore, the lock-up party may sell shares of common stock of the Company purchased by the lock-up party on the open market following this offering if and only if (i) such sales are not required to be reported in any public report or filing with the SEC, or otherwise and (ii) the lock-up party does not otherwise voluntarily effect any public filing or report regarding such sales.
Furthermore, notwithstanding the restrictions imposed by the lock-up agreement, the lock-up party may, without the prior written consent of the representatives of the underwriters:
(i)   exercise an option to purchase shares of common stock granted under any stock incentive plan or stock purchase plan of the company; provided, that any shares of common stock received by the lock-up party upon such exercise shall be subject to the restrictions on transfer set forth in the lock-up agreement, and provided, further, that (a) the filing relates to the circumstances described in this clause (i), (b) no shares were sold by the reporting person and (c) the shares received upon exercise of the option are subject to a lock-up agreement with the underwriters of the representatives;
(ii)   transfer the lock-up party’s common stock or any security convertible into or exercisable or exchangeable for common stock to the Company pursuant to any contractual arrangement in effect on the date of the lock-up agreement that provides for the repurchase of the lock-up party’s common stock or such other securities by the Company or in connection with the termination of the lock-up party’s employment with the Company;
(iii)   transfer the lock-up party’s common stock or any security convertible into or exercisable or exchangeable for common stock or any restricted stock to the Company in connection with a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, in each case with respect to securities granted pursuant to Company incentive plans described in the registration statement, on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the lock-up party in connection with such vesting or exercise, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement;
(iv)   establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common stock; provided, that such plan does not provide for any transfers of common stock, and no filing with the SEC or other public announcement shall be required or voluntarily made by the lock-up party or any other person in connection therewith, in each case during the lock-up period;
(v)   convert Class B common stock to Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, provided, that, any such shares of common stock received upon such conversion shall remain subject to the provisions of the lock-up agreement or the conversion contemplated by the proposed amended and restated certificate of incorporation to be voted upon at a special meeting of the Company’s shareholders; and
(vi)   by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order, provided, that, no filing under the Exchange Act or other public announcement shall be voluntarily made by the lock-up party or any other person in connection therewith, in each case during the lock-up period and, if the lock-up party is required to file a report under Section 16 of the Exchange Act during the lock-up period, the lock-up party shall include a statement in such report to the effect that such transfer is to the Company by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order, as the case may be.

Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “VCTR.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on Nasdaq, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
Certain of the underwriters or their affiliates may be lenders under a new senior secured incremental first lien term loan B facility with us, if any. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area, (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of shares shall require us, the selling securityholders or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

None of us, the selling securityholders or the several underwriters have authorized or do authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the shares in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the selling securityholders or the underwriters.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, no shares of Common Stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under in Article 2 of the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or
(c)   in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (the “FSMA”);
provided that no such offer of shares shall require the Issuer or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Neither we nor the selling securityholders have authorized nor do authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the selling securityholders or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures

Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.
For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law; or

(d)
as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS
The consolidated financial statements of Victory Capital Holdings, Inc. appearing in Victory Capital Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit. We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We maintain a website at www.ir.vcm.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website is not incorporated by reference and is not a part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with them. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus supplement, and any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information.
We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus supplement with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus supplement:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021;

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7 2021, for the quarter ended June 30, 2021, filed with the SEC on August 6, 2021 and for the quarter ended September 30, 2021, filed with the SEC on November 8, 2021;

•
Current Reports on Form 8-K filed with the SEC on February 18, 2021, May 19, 2021 and September 13, 2021;

•
Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2021; and

•
The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 6, 2018, including any amendments or reports filed for the purpose of updating the description.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus supplement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus supplement.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, including exhibits to these documents specifically incorporated by reference therein. You should direct any requests for documents to our Chief Legal Officer at: c/o Victory Capital Holdings, Inc., 15935 La Cantera Parkway, San Antonio, TX 78256.

P R O S P E C T U S
44,973,804 Shares
VICTORY CAPITAL HOLDINGS, INC.
Class A Common Stock

From time to time, with this prospectus, the selling stockholders identified in this prospectus may sell up to an aggregate of 44,973,804 shares of our Class A common stock. As described in the section entitled “Plan of Distribution,” the selling stockholders may offer and sell the shares of Class A common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions, at fixed or negotiated prices, directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling stockholders. In certain circumstances, we will describe the specific manner in which these shares will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. Before you invest, you should carefully read this prospectus and any prospectus supplement, together with the documents we incorporate herein by reference.
Our Class A common stock is listed on the NASDAQ under the symbol “VCTR.” On September 23, 2021, the last reported sale price of our common stock was $33.78 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AS WELL AS THOSE IN ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2021

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the offered securities in one or more offerings or transactions.
In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.
We have not authorized anyone to provide you with any information other than that contained in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy the securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
We are not making any representation to you regarding the legality of an investment by you under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.
In this prospectus and the documents incorporated in this prospectus by reference, we rely on and refer to certain market and industry data and forecasts related thereto. We obtained this information and these statistics from sources other than us, which we have supplemented where necessary with information from publicly available sources and our own internal estimates. We use these sources and estimates and believe them to be reliable, but we cannot give you any assurance that any of the projected results will be achieved.
Our design logos and the marks “Victory Capital,” “Victory Capital Management,” “Victory Capital Services,” “Victory Funds,” “VictoryShares,” “CEMP,” “CEMP Volatility Weighted Indexes,” “INCORE Capital Management,” “Integrity,” “Integrity Asset Management,” “Munder,” “Munder Capital Management,” “The Munder Funds,” “NewBridge,” “NewBridge Asset Management,” “RS Funds,” “RS Investments,” “Sophus Capital,” “Sycamore Capital,” “THB Asset Management”, Victory Capital Solutions, “Trivalent Investments,” “USAA Investments” and “USAA Mutual Funds” are owned or licensed for a period of time by us or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.
In this prospectus, when we refer to
“AUM,” we are referring to our assets under management.
“Company,” “we,” “our” or “us,” we are referring to Victory Capital Holdings, Inc. and its consolidated subsidiaries, except where otherwise stated or where it is clear that the term means only Victory Capital Holdings, Inc. exclusive of its subsidiaries;
“Crestview,” we are referring to Crestview Advisors, L.L.C.;

“Crestview GP,” we are referring to Crestview Partners II GP, L.P.;
“Crestview Victory,” we are referring to Crestview Victory, L.P.;
“ETFs,” we are referring to exchange traded funds;
“VCM,” we are referring to Victory Capital Management Inc., our wholly owned registered investment adviser;
“VCS,” we are referring to Victory Capital Services, Inc., our broker dealer subsidiary registered with the SEC (formerly known as Victory Capital Advisors, Inc.);
“VictoryShares,” we are referring to Victory’s ETF brand.
Unless otherwise specified herein or the context otherwise requires, all references to “$” in this prospectus refer to U.S. dollars.
For investors outside the United States: neither we nor any of the selling stockholders have done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the distribution of this prospectus outside of the United States.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We maintain a website at www.ir.vcm.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website is not incorporated by reference and is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information that we file with them. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.
We are incorporating by reference the documents listed below, and all documents that we file after the date of this prospectus with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities covered by this prospectus:
•
Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021;

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7 2021 and for the quarter ended June 30, 2021, filed with the SEC on August 6, 2021;

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Current Reports on Form 8-K filed with the SEC on February 18, 2021, May 19, 2021 and September 13, 2021;

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Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2021; and

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The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on February 6, 2018, including any amendments or reports filed for the purpose of updating the description.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents specifically incorporated by reference therein. You should direct any requests for documents to our Chief Legal Officer at: c/o Victory Capital Holdings, Inc., 15935 La Cantera Parkway, San Antonio, TX 78256.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements that involve risks and uncertainties. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this prospectus and the information incorporated by reference in this prospectus.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following:
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reductions in AUM based on investment performance, client withdrawals, difficult market conditions and other factors such as a pandemic;

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the nature of our contracts and investment advisory agreements;

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our ability to maintain historical returns and sustain our historical growth;

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our dependence on third parties to market our strategies and provide products or services for the operation of our business;

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our ability to retain key investment professionals or members of our senior management team;

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our reliance on the technology systems supporting our operations;

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our ability to successfully acquire and integrate new companies;

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the concentration of our investments in long-only small- and mid-cap equity and U.S. clients;

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risks and uncertainties associated with non-U.S. investments;

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our efforts to establish and develop new teams and strategies;

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the ability of our investment teams to identify appropriate investment opportunities;

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our ability to limit employee misconduct;

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our ability to meet the guidelines set by our clients;

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our exposure to potential litigation (including administrative or tax proceedings) or regulatory actions;

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our ability to implement effective information and cyber security policies, procedures and capabilities;

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our substantial indebtedness;

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the potential impairment of our goodwill and intangible assets;

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disruption to the operations of third parties whose functions are integral to our ETF platform;

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our determination that we are not required to register as an “investment company” under the Investment Company Act of 1940;

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the fluctuation of our expenses;

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our ability to respond to recent trends in the investment management industry;

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the level of regulation on investment management firms and our ability to respond to regulatory developments;

•
the competitiveness of the investment management industry;

•
the level of control over us retained by Crestview GP;

•
the dual class structure of our common stock;

•
our status as an emerging growth company and a controlled company; and

•
other risks and factors listed under “Risk Factors” and elsewhere in this prospectus.

In light of these risks, uncertainties and other factors, the forward-looking statements contained in this prospectus, any prospectus supplement and the information incorporated by reference into this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the date made, and we and the selling stockholders undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT VICTORY
We are a diversified global asset management firm with $164.9 billion in AUM as of August 31, 2021. We operate a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.
We provide specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With ten autonomous Investment Franchises and a Solutions Platform, we offer a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan. As of August 31, 2021, our Franchises and our Solutions Platform collectively managed a diversified set of 124 investment strategies for a wide range of institutional and retail clients and direct investors.
Our Franchises are operationally integrated but are separately branded and make investment decisions independently from one another within guidelines established by their respective investment mandates that we monitor. Our integrated model creates a supportive environment in which our investment professionals, for the most part, are unencumbered by administrative and operational responsibilities and can focus on their pursuit of investment excellence.
Our Solutions Platform consists of multi-Franchise and customized solutions strategies that are primarily thematic or rules-based. We offer our Solutions Platform through a variety of vehicles, including separate accounts, mutual funds, unified managed account (“UMA”) products, and VictoryShares which is our ETF brand. Like our Franchises, our Solutions Platform is operationally integrated and supported by our centralized distribution, marketing and operational support functions.
Our centralized key functions include distribution, marketing, trading, middle- and back-office administration, technology, legal, human resources, compliance and finance. Our integrated model aims to “centralize, not standardize”. We believe by providing our Franchises with control over their selection of, and everyday use of, portfolio management tools, risk analytics and other investment-related functions, we minimize disruptions to their investment process and ensure that they are able to invest in the fashion that they find most optimal.
We have grown our AUM from $17.9 billion following the management-led buyout with Crestview GP in August 2013 to $164.9 billion at August 31, 2021. We attribute this growth to our success in sourcing acquisitions and evolving them into organic growers, generating strong investment returns, and developing retail and institutional distribution channels with deep penetration.
Victory Capital Holdings, Inc. was incorporated as a Delaware corporation in February 2013, for the purpose of acquiring VCM and VCS from KeyCorp, which occurred on August 1, 2013. VCM was previously a subsidiary of KeyCorp. Originally founded as Cleveland Trust in 1894, it was ultimately rebranded as VCM in 2001, and served as the investment management division of KeyCorp.
Our principal business office is located at 15935 La Cantera Parkway, San Antonio, TX 78256. Our website address is www.ir.vcm.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it to be part of this prospectus.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
USE OF PROCEEDS
We will not receive any proceeds from the sale of common stock by the selling stockholders. Net proceeds from the sale of the shares of Class A common stock will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”
SELLING STOCKHOLDERS
This prospectus relates to the resale from time to time by the selling stockholders named below of up to 44,973,804 shares of our Class A common stock.
We do not know when or in what amounts the selling stockholders may sell or otherwise dispose of the shares covered by this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after the completion of any offering. If we provide a prospectus supplement in connection with any offering of shares by any selling stockholder, such prospectus supplement will set forth the beneficial ownership of such selling stockholder upon the completion of such offering.
The following table sets forth information with respect to the current beneficial ownership of each selling stockholder and the number of shares of Class A common stock each selling stockholder may sell pursuant to this prospectus. For purposes of the table below, we have assumed the selling stockholders will sell all of the shares covered by this prospectus in one or more offerings. The percentages of common stock beneficially owned by the selling stockholders set forth in the table reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 16,160,988 shares of our Class A common stock and 51,893,903 shares of our Class B common stock issued and outstanding as of August 31, 2021.
To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement. These shares, and shares of unvested restricted stock (which have voting rights but are subject to future vesting based on time or performance criteria), are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership and voting of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership or voting of any other person.

See “Relationships and Related Party Transactions” in our Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders, incorporated by reference into this prospectus, for a description of certain material relationships between us and the selling stockholders.
Name	Shares Beneficially Owned Prior to Offering			Number of Shares Covered by this Registration Statement	Shares Beneficially Owned After the Covered Shares are Sold(1)
	Number of Shares(2)	% of Total Common Stock	% of Total Voting Power(2)	Number of Shares	Number	Percent
Crestview Victory(3)	35,251,136	51.8%	65.9%	35,251,136	0	*
Crestview(3)	10,928	*	*	10,928	0	*
Reverence Capital Partners Opportunities Fund I, L.P.(4)	3,456,070	5.1%	6.5%	3,456,070	0	*
Reverence Capital Partners Opportunities Fund I (Cayman), L.P.(4)	2,873,496	4.2%	5.4%	2,873,496	0	*
Reverence Capital Partners Opportunities Fund I (AI), L.P.(4)	55,259	*	*	55,259	0	*
RCP Lake Co-Invest, L.P.(4)	3,326,915	4.9%	6.2%	3,326,915	0	*

*
Represents beneficial ownership of less than 1%.

(1)
Assumes that all shares of common stock covered by this prospectus will be sold by the selling stockholders and that no additional shares of common stock of the Company are subsequently bought or sold by the selling stockholders.

(2)
All shares presently held are shares of Class B common stock. Each share of Class B common stock is convertible, at any time at the option of the holder, into one share of Class A common stock. Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class, calculated on the basis of beneficial ownership. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock. The Class A common stock and Class B common stock vote together as a single class on all matters unless otherwise required by our amended and restated certificate of incorporation or amended and restated bylaws. Each share of Class B common stock converts automatically into one share of Class A common stock automatically upon transfer, subject to certain exceptions. Each share of Class B Common Stock will convert automatically into a share of Class A Common Stock on the date on which the number of outstanding shares of Class B Common Stock represents less than 10% of the aggregate combined number of outstanding shares of Class A Common Stock and Class B Common Stock.

(3)
The selling stockholders are Crestview Victory and Crestview. Crestview provides investment advisory and management services to certain Crestview entities. Crestview Victory GP, LLC is the general partner of Crestview Victory. Crestview Partners II, L.P., Crestview Partners II (TE), L.P., Crestview Partners II (FF), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the “Crestview Funds”) are members of Crestview Victory GP, LLC and limited partners of Crestview Victory. Crestview GP is the general partner of each of the Crestview Funds. Crestview GP and the Crestview Funds may be deemed to be beneficial owners of the shares owned directly by Crestview Victory. Crestview GP has voting and investment control over such shares. Decisions by Crestview GP to vote or dispose of such shares require the approval of a majority of the members of its investment committee and the chairman of the investment committee, which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of such shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Crestview, 590 Madison Avenue, 42nd Floor, New York, NY 10022.
(4)
The selling stockholders are Reverence Capital Partners Opportunities Fund I, L.P., Reverence Capital Partners Opportunities Fund I (Cayman), L.P., and Reverence Capital Partners Opportunities Fund I (AI), L.P. (collectively, the “Reverence Capital Funds”) and RCP Lake Co-Invest, L.P. RCP GenPar Holdco LLC is the general partner of each of the Reverence Capital Funds and RCP Co-Invest GP LLC is the general partner of RCP Lake Co-Invest, L.P. RCP GenPar Holdco LLC and RCP Co-Invest GP LLC ( the “RCP Entities”) may be deemed to be the beneficial owners of the shares owned directly by the Reverence Capital Funds and RCP Lake Co-Invest, L.P. The RCP Entities have voting and investment control over such shares. Decisions by each of the RCP Entities to vote or dispose of such shares require the approval of a majority of the three members of the investment committee, which is composed of the following individuals: Milton Berlinski, Peter Aberg and Alexander Chulack. None of the foregoing persons has the power individually to vote or dispose of such shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares. The address of each of the foregoing is c/o Reverence Capital Partners, 10 East 53rd Street, 14th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION
The selling stockholders may sell the Class A common stock in any one or more of the following ways:
•
on any stock exchange, market or trading facility on which the shares of common stock are traded;

•
directly to investors, including through a specific bidding, auction or other process;

•
to investors through agents;

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directly to agents;

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to or through brokers or dealers;

•
to the public through underwriting syndicates led by one or more managing underwriters;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or through the writing of other securities or contracts to be settled in such securities;

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settlement of short sales entered into after the date of this prospectus;

•
privately negotiated transactions;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
“at the market” or through market makers or into an existing market for the securities;

•
to one or more underwriters acting alone for resale to investors or to the public;

•
through the distribution of securities by any selling stockholder to its partners, members or securityholders;

•
through a combination of any of those methods of sale; and

•
any other method permitted pursuant to applicable law.

If the selling stockholders sell shares of Class A common stock to a dealer acting as principal, the dealer may resell those shares at varying prices to be determined by the dealer in its discretion at the time of resale without consulting with us or the selling stockholders, and the resale prices may not be disclosed in the applicable prospectus supplement.
Any underwritten offering may be on a best efforts or a firm commitment basis.
Sales of the Class A common stock may be effected from time to time in one or more transactions, including negotiated transactions:
•
at a fixed price or prices, which may be changed;

•
at market prices prevailing at the time of sale;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

Any of the prices may represent a discount from the then-prevailing market prices.
In connection with the sale of Class A common stock, underwriters or agents may receive compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the Class A common stock, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the Class A common stock may be deemed to be underwriters under the Securities Act of 1933, and any discounts, concessions or commissions they receive from the selling stockholders and any profit on the resale of Class A common stock they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.
If a prospectus supplement is provided in connection with an offering, it will, where applicable:
•
identify any underwriter, dealer or agent;

•
describe any compensation in the form of discounts, concessions, commissions or otherwise received from the selling stockholders by each underwriter or agent and in the aggregate by all underwriters and agents;

•
describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•
identify the amounts underwritten; and

•
identify the nature of the underwriter’s or underwriters’ obligation to take the Class A common stock.

Until the distribution of the Class A common stock is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the Class A common stock. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the Class A common stock. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares.
Underwriters may engage in overallotment. If any underwriters create a short position in the Class A common stock in an offering in which they sell more shares than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the shares in the open market.
The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Class A common stock in the open market to reduce the underwriters’ short position or to stabilize the price of the shares, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those shares as part of the offering.
In general, purchases of Class A common stock for the purpose of stabilization or to reduce a short position could cause the price of the shares to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the shares to the extent that it were to discourage resales of the shares before the distribution is completed.
Neither we nor the selling stockholders make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Class A common stock. In addition, neither we nor the selling stockholders make any representation that underwriters will engage in those transactions or that the transactions, once commenced, will not be discontinued without notice.
Under agreements into which the selling stockholders may enter, underwriters, dealers and agents who participate in the distribution of the Class A common stock may be entitled to indemnification by the selling stockholders against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.
If the selling stockholders offer Class A common stock in a subscription rights offering to our existing stockholders, the selling stockholders may enter into a standby underwriting agreement with dealers, acting as standby underwriters. The selling stockholders may pay the standby underwriters a commitment fee for the Class A common stock they commit to purchase on a standby basis. If the selling stockholders do not enter into a standby underwriting arrangement, the selling stockholders may retain a dealer-manager to manage a subscription rights offering on their behalf.

Underwriters, dealers and agents may engage in transactions with the selling stockholders or perform services for the selling stockholders in the ordinary course of business.
To comply with applicable state securities laws, the Class A common stock offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, Class A common stock may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
LEGAL MATTERS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, Willkie Farr & Gallagher LLP, New York, New York will pass upon the validity of the shares of Class A common stock offered hereby. If any legal matters relating to offerings made in connection with this prospectus are passed upon by other counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement relating to any such offering.
EXPERTS
The consolidated financial statements of Victory Capital Holdings, Inc. appearing in Victory Capital Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

4,000,000 Shares
Class A Common Stock

P R O S P E C T U S

Joint Book-Running Managers
BofA Securities	Goldman Sachs & Co. LLC
RBC Capital Markets	UBS Investment Bank
Co-Managers
BMO Capital Markets	B. Riley	Keef, Bruyette & Woods	Morgan Stanley	Piper Sandler
A Stifel Company
November 17, 2021